Exhibit 10.2

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****]

Strategic Alliance Agreement

This Strategic Alliance Agreement (this “Agreement”), dated as of June 10, 2024 (the “Effective Date”), is by and between VSI Providers, PLLC (“VSI”) and Rebis Health Holdings, LLC, (together with its Affiliates, “RH” and together with VSI, the “Parties”, and each a “Party”).

WHEREAS, VSI has a network of licensed dental professionals trained in providing various sleep apnea treatment-related services and, through its Affiliates, access to additional products and services related to sleep apnea treatment; and

WHEREAS, RH is in the business of operating comprehensive sleep disorder centers; and

WHEREAS, the Parties wish to form a strategic alliance (the “Strategic Alliance”) pursuant to which the Parties’ goods and services will be combined to offer a comprehensive solution to potential customers seeking sleep apnea treatment-related goods and services (“Purpose”).

NOW, therefore, in consideration of the foregoing, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Capitalized terms have the meaning set forth in this Section 1.

“Administrative Fee” means a fee equal to [*****] percent ([*****]%) of the Patient Payment, charged by VSI for administration of a patient’s treatment and payment plan.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Denver, Colorado are authorized or required by Law to be closed for business.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Background Intellectual Property” means all Intellectual Property made, invented, developed, or otherwise created prior to, during or after the Term and as a result of work conducted independently by a Party, including but not limited to, in the case of VSI, the Vivos Method and related Intellectual Property developed by VSI Affiliate, Vivos Therapeutics, Inc.

“Dental Provider” means a licensed dental professional trained in providing the Dental Services and as may be further designated as either a VSI Dental Provider or a RH Dental Provider.

“Dental Services” means non-medical and non-CPAP-related dental services provided by a VSI Dental Provider or a RH Dental Provider utilizing the Vivos Method.

“Derivative Intellectual Property” means all Intellectual Property made, invented, developed, created, conceived, or reduced to practice by either Party in connection with the performance of this Agreement, including all rights in any patents or patent applications, copyrights, trade secrets, and other Intellectual Property rights relating thereto, to the extent it constitutes an improvement upon any Background Intellectual Property or Confidential Information of a Party or its Affiliate.

“Health Care Laws” means all applicable Laws of any Governmental Body, governmental program, or payor relating to healthcare, including without limitation, Titles XI, XVIII and XIX of the Social Security Act (42 U.S.C. § 1301 et seq., 42 U.S.C. § 1395 et seq. and 42 U.S.C. § 1396 et seq., respectively), Health Insurance Portability and Accountability Act of 1996, Health Information Technology for Economic and Clinical Health Act, and state data use and privacy Laws; the false claims Laws; false representations Laws; insurance fraud Laws and other similar and applicable Laws relating to false and deceptive trade practices; federal anti-kickback Laws (42 U.S.C. §1320a 7 et seq.) and all other provisions of the Medicare/Medicaid fraud and abuse Laws; the Stark Law (42 U.S.C. §1395nn); state anti-kickback, state physician self-referral, and facility licensing Laws, and certification requirements and related Laws, professional licensing Laws, applicable Laws relating to health care permits, fee-splitting Laws, corporate practice of medicine Laws; any and all applicable Laws relating to billing or claims for reimbursement submitted to any payor, any and all applicable Laws relating to insurance, third-party administrator, utilization review and risk sharing products, and any other applicable Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision of healthcare items or services; Laws governing the use, handling, control, storage, transportation, and maintenance of controlled substances, pharmaceuticals or drugs; the Food, Drug and Cosmetic Act (21 C.F.R. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, the Patient Protection and Affordable Care Act of 2010, the Laws promulgated thereunder, and the issuance of any Governmental Body related thereto; and any and all amendments or modifications made from time to time to the items referenced above.

“Intellectual Property” means all (a) patents, patent disclosures, and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, together with all of the goodwill associated therewith, (c) copyrights, copyrightable works, and works of authorship (whether copyrightable or not), including computer programs, mask works, data collections, and databases, (d) trade secrets, know-how and other confidential or proprietary information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights.

“Patient Payment” means the total amount charged by VSI to a Patient for performance of dental services and appliances.

“Patient” means a patient of, or referred by, RH, and treated by a VSI Dental Provider or by a CSI Dental Provider using the Vivos Method.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel” means agents, employees, or subcontractors engaged or appointed by each respective Party.

“Practice Location” means a location at which Dental Providers may provide services, which are identified on Exhibit A, as it is modified from time to time.

“Provider Fee” means the fee, equal to [*****] percent ([*****]%) of the Patient Payment, collected by VSI for the performance of Dental Services by a Dental Provider.

“Subsidiary” means any majority-owned direct or indirect subsidiary of a Person.

“Vivos Method” means the proprietary method developed by VSI Affiliate Vivos Therapeutics, Inc. for the treatment of obstructive sleep apnea, which may include severe OSA treatment with particular devices and breathing related sleep disorders using Vivos Therapeutics, Inc. appliances and protocols, as may be further described by Vivos Therapeutics, Inc.

“VSI Appliances” means appliances for the correction of sleep apnea provided by VSI or a VSI Affiliate, as set forth on Exhibit B.

“VSI Add-Ons” means the additional services and appliances provided by VSI or a VSI Affiliate, as set forth on Exhibit B.

“VSI Direct Costs” means, as applicable, [*****].

2. Management and Operation of the Strategic Alliance.

2.1 Each Party will appoint two (2) representatives from each Party’s senior management to a joint executive team (“Executive Team”). The Executive Team will conduct regular meetings to consider and advise on possible business opportunities, exchange information of mutual interest, manage Disputes that may arise between the Parties, and handle other similar matters arising during the Term. Such meetings will be held on at least a monthly basis but shall be held as often as required in order to maximize the efficiency and viability of the Strategic Alliance.

2.2 The Parties agree and acknowledge that VSI shall provide RH access to licensed dental professionals trained in providing the Dental Services (each a “VSI Dental Provider”) to provide Dental Services in each Practice Location, as designated from time to time on Exhibit A, throughout the term of this Agreement; provided, however, that nothing in this agreement shall restrict RH’s right to utilize the Dental Services of its own employees in a similar capacity as the VSI Dental Providers (each a “RH Dental Provider”). VSI and RH will ensure that each of their respective Dental Providers execute and deliver all necessary documentation required to appoint such Dental Provider for fulfillment of the Purpose. All such documentation will be subject to the Parties’ review and approval, and will incorporate all necessary and required terms from this Agreement. VSI agrees that the VSI Dental Providers shall be the employees or independent contractors of VSI, and that VSI shall be responsible and liable for all claims that may arise in connection with the VSI Dental Providers’ employment or engagement (as applicable) or performance of Dental Services or any other services to Patients. RH agrees that the RH Dental Providers shall be the employees of RH, and that RH shall be responsible and liable for all claims that may arise in connection with the RH Dental Providers’ employment or engagement (as applicable) or performance of Dental Services or any other services to Patients.

2.3 VSI will, through the VSI Accounts Receivable designee (“A/R Designee”), be responsible for invoicing functions and processing and collecting the Patient Payment directly from the Patient as set forth in Section 3.2 below, and will remit [*****] percent ([*****]%), after deducting the applicable VSI Direct Costs, to RH. An example of this calculation is outlined on Exhibit A attached hereto.

2.4 VSI will maintain clinical records, provide the EMR program (pursuant to a plan developed and/or approved by the Executive Team), produce reports and remit payments to RH by the 20th of the following month on a regular monthly basis, based on collections actually received by VSI in the prior month. VSI will provide access to all clinical records to RH for purposes of fulfilling RH’s obligations under this Agreement and under Applicable Law. For purposes of clarity, employees of RH, will be provided access to VSI’s Affiliate, Vivos training and programming at no charge. Whenever an RH Dental Provider provides Dental Services hereunder, VSI will allocate to RH the Provider Fee, which the Parties acknowledge is fair market value and not based on volume. RH will ensure that RH Dental Providers are paid for the provision of Dental Services as provided hereunder. RH Dental Providers will adhere to all VSI and Affiliate rules, policies and procedures. VSI will provide access to all support personnel when RH Dental Providers provide Dental Services as agreed hereunder, and VSI will be paid the Administrative Fee, which the Parties acknowledge is fair market value and not based on volume. In the event RH is required to add additional staff to its operations in connection with its obligations to the Strategic Alliance, the Executive Team will meet and confer to determine an appropriate per-case administration fee to be allocated to RH, which the Parties acknowledge will be fair market value and not based on volume.

2.5 The Parties understand and acknowledge that an inventory of equipment will be installed by VSI at the Practice Locations designated on Exhibit A. Upon any termination or expiration of this Agreement, the Party that installed the equipment at the respective Practice Location shall have the right to remove all such equipment, unless the Parties mutually agree upon a purchase price for the purchase and retention of such equipment by the retaining Party.

2.6 Each Dental Provider shall provide, and shall be responsible for providing, the Dental Services in such Dental Provider’s assigned Practice Location. The Parties acknowledge and agree that each Dental Provider shall be responsible for and shall have complete authority, supervision, and control over such Dental Provider’s provision and performance of all Dental Services and other professional services related thereto. All dental-related diagnoses, treatments and other professional healthcare services provided by a Dental Provider, shall be provided and performed exclusively by or under the supervision of such Dental Provider or such dental assistants and hygienists as managed by such Dental Provider in their discretion. RH and VSI shall each provide or cause to be provided to each other and each Dental Provider, any and all information necessary to compile and complete records and reports of patient services provided when requested by RH, VSI or Dental Provider.

2.7 RH and VSI shall maintain a HIPAA Compliance Plan as amended and updated from time to time (“HIPAA Plan”), shall comply with all policies, procedures, rules, regulations, and compliance programs associated with HIPAA and shall comply with all other Applicable Laws. VSI shall provide copies of the HIPAA Plan any Dental Provider upon request. VSI and RH agree to comply with the obligations set forth in said HIPAA Plan and to cooperate to attempt to ensure that Dental Providers also comply with the obligations set forth in said HIPAA Plan.

2.8 The Parties will use commercially reasonable efforts to require that each Dental Provider agrees to comply with all applicable federal, state and local laws, rules, regulations and ordinances (“Applicable Law”), including, without limitation, with respect to the licensing, credentialing and certification of professional service providers. Each Party agrees to comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal Stark Law (42 U.S.C. § 1395nn) and the federal Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d-2) and the corresponding regulations. The Parties agree, and will cooperate to ensure that each Dental Provider covenants, that it will not make any referral to itself or another entity that would violate Medicare or Medicaid requirements or the requirements of any healthcare program sponsored or maintained by the United States federal government or any state.

2.9 Members of the Executive Team shall meet regularly to establish and maintain a marketing and branding plan for the purpose of educating and creating awareness of the professional services available through the Strategic Alliance. Each Party will facilitate contacts and the dissemination of information between the Parties by providing the other with opportunities to present and demonstrate its offerings at the appropriate sales and marketing, and other meetings and conferences as may be mutually agreed.

2.10 In performing their respective duties and obligations hereunder, the Parties shall comply with the Health Care Laws and all codes, ordinances, rules, regulations, and requirements of all applicable federal, state, and municipal authorities now in force, or which may hereafter be in force. Without limiting the generality of the foregoing, each Party agrees to perform its respective duties and obligations in a nondiscriminatory manner without regard to race, gender, color, national origin, sexual orientation or disability and to operate in compliance with compliance plans and programs for the operation of Practice established from time to time by Practice and/or Service Provider.

2.11 Compliance with Corporate Practice of Dentistry Prohibition. THE PARTIES HERETO HAVE MADE ALL REASONABLE EFFORTS TO ENSURE THAT THIS AGREEMENT COMPLIES WITH THE CORPORATE PRACTICE OF DENTISTRY PROHIBITIONS, IF ANY, APPLICABLE IN ANY STATE IN WHICH PRACTICE OPERATES. THE PARTIES HERETO UNDERSTAND AND ACKNOWLEDGE THAT SUCH LAWS MAY CHANGE, BE AMENDED, OR HAVE A DIFFERENT INTERPRETATION AND THE PARTIES INTEND TO COMPLY WITH SUCH LAWS IN THE EVENT OF SUCH OCCURRENCES. UNDER THIS AGREEMENT, PRACTICE SHALL HAVE THE EXCLUSIVE AUTHORITY AND CONTROL OVER THE CLINICAL ASPECTS OF PRACTICE TO THE EXTENT THEY CONSTITUTE THE PRACTICE OF DENTISTRY, WHILE SERVICE PROVIDER SHALL HAVE THE SOLE AUTHORITY TO MANAGE THE ADMINISTRATIVE ASPECTS OF PRACTICE THAT DO NOT REQUIRE DECISION MAKING BY, OR THE JUDGMENT OF LICENSED PROFESSIONALS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

2.12 Nothing in this Agreement prohibits or restricts either Party or its Affiliates from provision of services or sale of products that may compete with the services or products provided by the other Party, provided such Party complies with the provisions of Section 4 (Confidentiality).

3. Expenses, Compensation, Reconciliation, and Payment.

3.1 VSI shall pay the applicable required fees to each VSI Dental Provider for the provision of services by such VSI Dental Provider. Such fee shall be [*****]. VSI shall ensure that each VSI Dental Provider is solely responsible for any and all taxes related to the payment of any compensation contemplated. In addition, VSI shall pay the applicable required fees and expenses to its Affiliates or other third parties for any appliances, devices, goods or other related services (e.g., Myofunctional Therapy and Laser or other adjunctive treatment). RH shall pay the applicable required fees to each RH Dental Provider for the provision of services by such RH Dental Provider. Such fee shall be [*****]. RH shall be solely responsible for any and all taxes related to the payment of any compensation contemplated.

3.2 The A/R Designee shall be appointed to perform the invoicing functions and shall determine whether to submit a combined invoice to a Patient and/or customer on behalf of both Parties or to have separate invoices provided to a customer. The A/R Designee shall be responsible for reconciling payments received against invoices and paying each Party the amount rightly owing to that Party pursuant to the terms of this Agreement. Any such payments shall be made by the A/R Designee within [*****] days following the completion of the prior month, and shall be accompanied by an accounting of the amount received on the Party’s behalf.

3.3 Each Party shall keep, and shall require its Affiliates to keep, full, clear, and accurate records of all matters pertaining to the Strategic Alliance during the Term and for a minimum period of [*****] years thereafter. Each Party shall have the right, with respect to each Project, on [*****] Business Days’ notice, during the Term and after the expiration or earlier termination of this Agreement, at its expense, to audit and copy from the other Party’s books, records, and other documents specifically related to the Strategic Alliance, as required to verify the other Party’s adherence to the terms and conditions of this Agreement. A Party may conduct an audit under this Section 3.3 at any time during regular business hours at the other Party’s principal place of business and shall not unreasonably interfere with the audited Party’s course of business; provided, however, that the auditing Party shall not exercise its audit rights under this Section more than two (2) times in any calendar year.

3.4 Any controversy or claim regarding the decision or actions of the A/R Designee shall be resolved in accordance with the provisions of Section 14.

3.5 All payments owed by either Party to the other Party shall be paid in US dollars by wire transfer to a bank in the United States designated in writing by the payee Party. Each Party shall be responsible for its own taxes, duties, levies, imposts, assessments, deductions, fees, withholdings, or similar charges imposed on or measured

4. Confidentiality.

4.1 From time to time during the Term of this Agreement, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, products/services, business strategy, business models, trade secrets, know-how, service processes, process conditions, process ideas, process developments, specifications, equipment, inventions, research and development objectives, product designs and specifications, technical information, business and financial information whether historical or projected, business methods, techniques, concepts and systems, standard operating procedures, Patient and vendor identity and relationships, and pricing and marketing information and strategies, and other proprietary information of every kind that relates to the business, technology and operations of the Disclosing Party or its Affiliates, including third-party confidential information and other sensitive or proprietary information, irrespective of the form or medium of the communication or transmission of such information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”). VSI and RH acknowledge and agree that the Vivos Method (except with such portions thereof as may be excepted pursuant to Section 4.2 below) is Confidential Information of VSI Affiliate, Vivos Therapeutics, Inc., which RH will protect and safeguard pursuant to the obligations outlined in this Agreement.

4.2 Confidential Information shall not include information that, at the time of disclosure and as established by documentary evidence: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 4 by the Receiving Party or any of its Affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns (collectively “Representatives”); (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was rightfully known by or in the possession of the Receiving Party or its Representatives before being disclosed by or on behalf of the Disclosing Party; or (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information.

4.3 The Receiving Party shall: (A) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (B) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (C) not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under the Agreement.

4.4 If the Receiving Party becomes subject to a legal requirement by a government agency or court order (collectively “Legal Process”), whether by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or other similar process, to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall, to the extent permitted by law, provide the Disclosing Party with prompt written notice of any such Legal Process so that the Disclosing Party may in its sole discretion, and at its own cost and expense, seek a protective order or other appropriate remedy to resist or limit disclosure (collectively “Protective Remedy”). The Receiving Party shall reasonably assist the Disclosing Party in seeking and enforcing the Protective Remedy. Provided that the foregoing procedures have been followed, whether or not the Disclosing Party succeeds at securing a Protective Remedy, or if the Receiving Party is legally prohibited from notifying the Disclosing Party of the Legal Process, if and when the Receiving Party reasonably determines that it has exhausted all legal procedures and remedies under this Section and remains legally required to disclose the Confidential Information to comply with the Legal Process, it may do so without liability hereunder.

4.5 Upon termination of this Agreement or any time at the written request of the Disclosing Party, the Receiving Party shall immediately return all Confidential Information to the Disclosing Party together with any copies thereof or destroy all such Confidential Information delivered to the Receiving Party and provide written certification of the destruction thereof to Disclosing Party, except for (a) documents subject to attorney-client privilege or attorney work product protection between Receiving Party and its counsel, (b) documents created pursuant to automatic IT backup, and (c) documents to be kept by Receiving Party pursuant to applicable law, regulation or Receiving Party’s document retention policies; provided that in each case, any such retained documents shall continue to be bound by Receiving Party’s confidentiality obligations under this Agreement for as long as they are so retained, notwithstanding termination or expiration of this Agreement.

4.6 The Receiving Party shall be responsible for any breach of this Section 4 caused by any of its Representatives. On the expiration or termination of the Agreement, or otherwise at any time during or after the Term of this Agreement at the Disclosing Party’s written request, the Receiving Party shall promptly return, and shall require its Representatives to return to the Disclosing Party all copies, whether in written, electronic or other form or media, of the Disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the Disclosing Party that such Confidential Information has been destroyed. In addition to all other remedies available at law, the Disclosing Party may seek equitable relief (including injunctive relief) against the Receiving Party and its Representatives to prevent the breach or threatened breach of this Section 4 and to secure its enforcement.

4.7 Each Party, as the Receiving Party, acknowledges and agrees that due to the unique nature of the Disclosing Party’s Confidential Information, there may be no adequate remedy at law for any breach by the Receiving Party of its obligations hereunder, that any such breach or any unauthorized use or release of the Confidential Information may result in irreparable harm to the Disclosing Party, and therefore, upon any breach or threatened breach, the Disclosing Party shall be entitled to seek injunctive relief or other equitable relief, including specific performance without having to post or secure any bond, and that such remedies are in addition to any remedies at law it may have. All remedies hereunder are cumulative.

4.8 The Parties agree that all Confidential Information will be subject to the protection of this Section 4 for a period of five (5) years after termination or expiration of this Agreement, except with respect to trade secrets, which shall remain subject to the restrictions contained in this Section 4 for so long as the information constitutes a trade secret.

5. Intellectual Property.

5.1 As between the Parties, each Party shall solely own all right, title, and interest in and to Background Intellectual Property invented, created, or otherwise originated solely by its, or any of its Affiliates’, Personnel and/or Representatives. As between the Parties, VSI and/or its Affiliate(s) (specifically including Vivos Therapeutics, Inc.) shall own all right, title, and interest in and to any Derivative Intellectual Property derived from the Background Intellectual Property or Confidential Information of VSI or its Affiliates, and RH shall own all right, title, and interest in and to any Derivative Intellectual Property derived from the Background Intellectual Property or Confidential Information of RH and its Affiliates. Any Intellectual Property, other than Derivative Intellectual Property, invented, created, or otherwise originated jointly by its and the other Party’s, and/or any of their respective Affiliates’, Personnel and/or Representatives shall be governed by the default rules for joint ownership of intellectual property under applicable U.S. intellectual property law, provided that ownership rights over any Intellectual Property developed by the Affiliates or Personnel of a Party during the Term shall be deemed to be owned by that Party. Each Party shall provide all assistance and cooperation as may be necessary to give effect to the foregoing allocation of ownership of Intellectual Property and to enable the owning Party to apply for, obtain, perfect, and enforce its rights therein, including requiring its or its Affiliates’ Personnel and Representatives to execute and deliver such applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as may be requested by the owning Party.

5.2 Except as otherwise expressly provided in this Agreement or in an Addendum, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right, title, or interest in or to any other Intellectual Property or Confidential Information of the other Party, whether by implication, estoppel, or otherwise, including any items controlled or developed by the other Party, or delivered by the other Party, at any time pursuant to this Agreement.

5.3 The Parties shall attempt to resolve any disputes as to ownership of any Developed Intellectual Property through good-faith negotiations. If good faith negotiations fail to lead to an agreement within thirty days, the Parties shall resolve the matter in the manner set forth in Section 14.3 and Section 14.4.

6. Public Announcements. The parties shall cooperate to issue a press release concerning the existence of this Agreement and the subject matter hereof and RH recognizes that VSI may publicly disclose this Agreement pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded. Beyond the foregoing, neither Party nor any of its Affiliates or Representatives shall (orally or in writing) publicly disclose, issue any press release, or make any other public statement, or otherwise communicate with the media, concerning the existence of this Agreement or the subject matter hereof, without the prior written approval of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except if and to the extent that such Party is required to make any public disclosure or filing regarding the subject matter of this Agreement (i) by applicable Law, (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such Party or any of its Affiliates are listed or traded or (iii) in connection with enforcing its rights under this Agreement, in which case such Party may make such disclosure only after complying with Section 4 above.

7. Representations and Warranties.

7.1 Each Party warrants that it shall perform its obligations hereunder:

(a) In accordance with the terms and subject to the conditions set out in this Agreement.

(b) In compliance with all Applicable Law.

(c) Using Personnel of commercially reasonable skill, experience, and qualifications.

(d) In a timely, workmanlike, and professional manner in accordance with generally recognized industry standards for similar services.

7.2 RH represents and warrants to VSI that it has full power and authority to enter into this Agreement and to perform its obligations as required in this Agreement, whether directly or through its affiliated entities, including, without limitation, any such obligations to be performed by RH’s affiliate via the Collaboration Agreement entered into between RH and its affiliate. RH further represents and warrants to VSI that the execution, delivery, and performance of this Agreement by RH and its affiliates will not violate, conflict with, require consent under or result in any breach or default under (i) any of RH’s or such affiliates’ organizational documents, (ii) any applicable Law, or (iii) with or without notice or lapse of time or both, the provisions of any contract or agreement to which RH or such affiliate is a party or to which any of its material assets are bound.

7.3 Each Party warrants that materials furnished by or for such Party in performing this Agreement will not infringe any third-party Intellectual Property Rights.

7.4 EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8. Indemnification.

8.1 Subject to the terms and conditions set forth in Section 8.2, each Party (as “Indemnifying Party”) shall indemnify, hold harmless, and defend the other Party and its managers, officers, directors, stockholders, members, employees, agents, Affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including professional fees and reasonable attorneys’ fees, that are incurred by Indemnified Party in a judgment, administrative proceeding, or any alternative dispute resolution proceeding (collectively, “Losses”), arising out of any third-party claim arising from:

(a) any action or failure to act on behalf of the Indemnifying Party’s Dental Provider, including any dental hygienist or dental assistant working at the direction of such Indemnifying Party’s Dental Provider;

(b) breach or non-fulfillment of any representation or warranty set forth in Section 7 of this Agreement by Indemnifying Party;

(c) any grossly negligent or more culpable act or omission of Indemnifying Party or its Personnel (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement;

(d) any bodily injury, death of any person, or damage to real or tangible personal property caused by the acts or omissions of Indemnifying Party or its Personnel; or

(e) any failure by Indemnifying Party to comply with any Applicable Laws in the performance of its obligations under this Agreement.

8.2 Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify, hold harmless, or defend Indemnified Party against any claim if such claim or corresponding Losses arise out of or result from Indemnified Party’s:

(a) gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b) bad faith failure to materially comply with any of its obligations set forth in this Agreement.

9. Insurance.

9.1 During the Term and for a period of [*****] year thereafter, each Party shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, at least the following types and amounts of insurance coverage.

(a) Commercial general liability with limits no less than $[*****] for each occurrence and $[*****] in the aggregate, including bodily injury and property damage and products and completed operations and advertising liability, which policy will include contractual liability coverage insuring the activities of the insuring Party under this Agreement;

(b) Worker’s compensation with limits no less than the greater of (i) $[*****], or (ii) the minimum amount required by applicable law;

(c) Malpractice liability insurance with limits no less than $[*****] million for each occurrence and $[*****] in the aggregate; and

(d) Umbrella (excess) liability for the coverage in Section 9.1(a), with limits no less than $[*****].

9.2 The policies shall:

(a) Require that the insurance carriers give the beneficiary Party at least [*****] days’ prior written notice of cancellation or non-renewal;

(b) Provide primary coverage and that any similar insurance in the name of and/or for the benefit or the other Party shall be excess and non-contributory;

(c) Name the other Party and its Affiliates, including, in each case, all successors and permitted assigns, as additional insureds; and

(d) Waive any right of subrogation of the insurers against the other Party or any of its Affiliates.

9.3 Each Party shall provide the other with copies of the certificates of insurance and policy endorsements for all insurance coverage required by this Section 9, and shall not do anything to invalidate such insurance. This Section 9.3 shall not be construed in any manner as waiving, restricting, or limiting the liability of either Party for any obligations imposed under this Agreement (including but not limited to, any provisions requiring a Party to indemnify, defend, and hold the other harmless under this Agreement).

10. Limitation of Liability.

10.1 No Consequential or Indirect Damages. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.2, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF, OR RELATING TO, AND/OR IN CONNECTION WITH ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED.

10.2 Exceptions. THE LIMITATIONS AND EXCLUSIONS SET FORTH IN THIS SECTION 10 SHALL NOT APPLY TO DAMAGES OR LIABILITIES ARISING FROM:

(a) THIRD-PARTY CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 7;

(b) PERSONAL INJURY OR DEATH OR DAMAGE TO ANY REAL OR TANGIBLE PERSONAL PROPERTY CAUSED BY A PARTY’S GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT;

(c) THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF A PARTY IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT;

(d) A PARTY’S BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 4; OR

(e) A PARTY’S BREACH OF THE OBLIGATIONS WITH RESPECT TO INTELLECTUAL PROPERTY SET FORTH IN SECTION 5.

11. Assignment and Delegation. Neither Party shall assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may assign its rights or delegate its obligations, in whole or in part, without such consent and upon prior written notice to the other Party, to (a) one or more of its Subsidiaries/Affiliates, or (b) an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. Any purported assignment or delegation in violation of this Section 11 shall be null and void.

12. No Solicitation. During the Term of this Agreement and for a period of [*****] years thereafter, neither Party will directly or indirectly solicit any current Personnel of the other Party or any of its Affiliates/Subsidiaries (specifically including any Dental Provider) with whom the Party had more than incidental contact or who became known to the Party in connection with the Strategic Alliance (each, a “Covered Employee”), except pursuant to a general solicitation that is not directed specifically to any such employees. The Parties acknowledge that the duration and scope of the restrictions contained in Section 12 are reasonable. Upon a determination that any term or provision of this Section 12 is invalid, illegal, or unenforceable, the court may modify this Section 12 to substitute the maximum duration or scope legally permissible under such circumstances to the greatest extent possible to effect the restrictions originally contemplated by the Parties hereto.

13. Relationship of the Parties. Each Party is an independent contractor with regard to the Strategic Alliance. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties. Neither Party, by virtue of this Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of the other Party. Any Persons employed or engaged by a Party in connection with the Strategic Alliance shall be that Party’s employees or contractors. Each Party assumes responsibility for the actions of its employees and contractors under this Agreement and will be solely responsible for their supervision, daily direction, and control, wage rates, withholding income taxes, providing unemployment and disability benefits, and the manner and means through which the work under this Agreement will be accomplished.

14. Dispute Resolution.

14.1 Exclusive Dispute Resolution Mechanism. The parties shall resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a “Dispute”), under the provisions of Section 14.2 through Section 14.4. The procedures set forth in Section 14.2 through Section 14.4 shall be the exclusive mechanism for resolving any Dispute that may arise from time to time and Section 14.2 through Section 14.3 are express conditions precedent to binding arbitration of the Dispute.

14.2 Negotiations. A party shall send written notice to the other party of any Dispute (“Dispute Notice”). The Executive Team shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within 20 Business Days after one party delivers the Dispute Notice to the other party (the day following expiration of such time period, the “Escalation to Mediation Date”), either Party may initiate mediation under Section 14.3.

14.3 Mediation.

(a) Subject to Section 14.3(b), the parties may, at any time after the Escalation to Mediation Date, submit the Dispute to any mutually agreed mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with one another in selecting a mediation service and shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The Parties shall use commercially reasonable efforts to resolve the Dispute in the mediation. The mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the Parties.

(b) All offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, shall be confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

14.4 Arbitration as a Final Resort.

(a) If the Parties cannot resolve any Dispute for any reason, including, but not limited to, the failure of either Party to agree to enter into mediation or agree to any settlement proposed by the mediator, within 90 days after the Escalation to Mediation Date, either Party may initiate final and binding arbitration by delivering a notice of arbitration to the other setting out the nature of the claim(s) and the relief requested. Within 30 days of the receipt of the notice of arbitration, the respondent shall deliver to the claimant its answer and any counterclaim(s), setting out the nature of such counterclaims(s) and the relief requested.

(b) The arbitral tribunal shall consist of one (1) arbitrator selected by mutual agreement of the Parties within 30 days. If the arbitrator is not selected within this time period, such arbitrator shall be appointed at the request of any Party by the Commercial Arbitration Rules of the American Arbitration Association.

(c) The arbitral tribunal shall have the sole power to rule on any challenge to its own jurisdiction and all issues regarding arbitrability shall be decided solely by the arbitral tribunal. The place of arbitration shall be Denver, Colorado. Judgment may be entered upon the award by any court having jurisdiction.

14.5 Exception to Arbitration Requirement. Notwithstanding the foregoing, nothing in this Section 14 shall preclude either Party from seeking interim or provisional relief in any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, either prior to or during the dispute resolution procedures set forth herein, to protect the interests of such Party.

15. Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of one Party to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (each a “Force Majeure Event”): (a) acts of God; (b) flood, fire, earthquake, explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) epidemic, pandemic, national, regional or local emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; or (h) other events beyond the reasonable control of the Impacted Party. The Impacted Party shall give notice promptly after the occurrence of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue. The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of 60 consecutive days following written notice given by it under this Section 16, the other Party may thereafter terminate this Agreement upon 10 days’ written notice.

16. Term, Termination, and Survival.

16.1 This Agreement shall commence as of the Effective Date and shall continue thereafter for a period of two (2) year unless sooner terminated pursuant to Section 16.2 (“Initial Term”). At the end of the Initial Term, this Agreement will automatically renew for additional one (1) year terms unless either party gives written notice of its intent not to renew at least sixty (60) days prior to the end of the then current Term (each a “Renewal Term” and collectively with the Initial Term, the “Term”).

16.2 Either Party may terminate this Agreement, effective upon written notice to the other Party (the “Defaulting Party”) if the Defaulting Party:

(a) Materially breaches this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, the Defaulting Party does not cure such breach within 30 days after receipt of written notice of such breach.

(b) Performs its obligations, including any obligations performed by a Dental Provider provided by such Party, in a manner inconsistent with the highest professional and/or industry standards, and (i) such performance issues are not cured within 30 days after receipt of written notice from the other Party or (ii) such performance issues recur after an initial occurrence is cured within the notice period set forth in (i).

(c) Becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not dismissed or vacated within 45 Business Days after filing.

(d) Is dissolved or liquidated or takes any corporate action for such purpose.

(e) Makes a general assignment for the benefit of creditors.

(f) Has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

16.3 The rights and obligations of the Parties set forth in Sections 3, 4, 5, 8, 9, 10, 12, 14, 16, and 24 as well as any right or obligation of the Parties in this Agreement which, by its nature, should survive termination or expiration of this Agreement, will survive any such termination or expiration of this Agreement.

17. Changes Due to Regulatory Concerns. Should at any point during the Term of this Agreement it be decided in a final order or decree issued by a court, regulatory body or other administrative tribunal of competent jurisdiction, or otherwise determined by either Party based on its independent counsel’s interpretation of Applicable Law, that the terms and conditions hereof violate any statute, rule or law of the United States or the State, whether now existing or enacted hereafter, the parties shall work together to reform this Agreement in such a manner as to cause this Agreement to be compliant with such statute, rule, or law in such a fashion as the parties believe best conforms to the intent of the Parties as expressed herein. The Parties agree to not unreasonably withhold their consent to execute such reformed Agreement and agree that the resolution of any dispute over executing such reformed Agreement.

18. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

19. Waiver. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by either Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

20. Third Party Beneficiaries. Except with respect to an Indemnified Party’s right to enforce the obligations in Section 8 and with respect to VSI Affiliate, Vivos Therapeutics, Inc., and V-CO Investors, LLC, which are each a third party beneficiary hereunder, nothing herein is intended nor shall be construed as creating any rights for any third party not a party hereto.

21. Entire Agreement. This Agreement, together with all related Exhibits and Schedules, constitute the sole and entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to the subject matter. In the event of an inconsistency between the terms of any Addendum and the terms of this Agreement, the terms of the Addendum shall control with respect to the specific transaction set forth in the Addendum. The Parties have not relied on any statement, representation, warranty, or agreement of the other Party or of any other person on such Party’s behalf, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties, or agreements expressly contained in this Agreement.

22. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

23. Notice. Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other Party at the addresses set forth on the first page of this Agreement (or to such other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this Section.

24. Choice of Law. This Agreement and all Addenda and other related documents, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute are governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Colorado.

25. Counterparts. This Agreement may be executed in a number of counterparts and delivered by email or other means of electronic transmission, each of which executed counterparts shall be deemed an original, and all such counterparts together shall constitute the same Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Strategic Alliance Agreement as of the date set forth above.

VSI:		RH:

VSI Providers, PLLC		Rebis Health Holdings, LLC

By:	/s/ R. Kirk Huntsman	By:	/s/ Adam Wertz
Name:	R. Kirk Huntsman	Name:	Adam Wertz
Title:	CEO	Title:	Chief Executive Officer

EXHIBIT A

Practice Locations:

●	Initial Practice Locations – [*****]

●	Additional Practice Locations to be added from time-to-time by update to this Exhibit A

Example Expenses and Allocations:

[*****]

EXHIBIT B

[*****]